Obtaining Control of Credit Suisse Managed Futures Strategy Fund A

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund and Pershing owned 0 shares of the Fund. As of April 30, 2013, Pershing owned 114,629 shares of the Fund, which represented 91.44% of the outstanding shares and Merchant Holdings owned less than 25% of the fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Managed Futures Strategy Fund C

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund and Pershing owned 0 shares of the Fund. As of April 30, 2013, Shareholder owned 10,000 shares of the Fund, which represented 55.98% of the outstanding shares and Pershing owned 5,870 shares of the fund, which represent 32.87% of the outstanding shares. Accordingly, Shareholder are presumed to be controlling persons of the Fund.

Obtaining Control of Credit Suisse Managed Futures Strategy Fund I

As of October 31, 2012, Merchant Holding ("Shareholder") owned 2,230,000 shares of the Fund, which represented 99.78% of the Fund. As of April 30, 2013, Shareholder owned 2,230,000 shares of the Fund, which represented 96.71% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.